Exhibit 99.2

                                 PROMISSORY NOTE



$750,000.00                                                     Phoenix, Arizona

                                                               December 16, 2004


     FOR VALUE RECEIVED, the undersigned, HAMILTON AEROSPACE TECHNOLOGIES, INC., a Delaware corporation ("Maker"), promises to pay to the order of M&I MARSHALL & ILSLEY BANK, a banking corporation organized and existing under the laws of the State of Wisconsin (together with all subsequent holders of this Note, hereinafter called "Payee"), at One E. Camelback, Phoenix, Arizona 85012, or at such other place as Payee may from time to time designate in writing, the principal sum of SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00) plus interest (based on a 360-day year and charged on the basis of actual days elapsed) from the date hereof on the principal balance from time to time outstanding as hereinafter provided, principal, interest and all other sums payable hereunder to be paid in lawful money of the United States of America as follows:


          A. Interest shall accrue at the rate equal to six and seventy-five one hundredths percent (6.75%) per annum.

          B. Principal and interest in the amount of $23,072.19, shall be due and payable on the last day of each calendar month, commencing February 28, 2005, with all then accrued and unpaid principal and interest due in full on January 31, 2008.

     Maker agrees to a rate of interest that is the rate stated above plus any additional rate of interest resulting from any other charges in the nature of interest paid or to be paid by or on behalf of Maker, or any benefit received or to be received by Payee, in connection with this Note. No provision of this Note is intended to or shall require or permit Payee, directly or indirectly, to take, collect or receive in money, goods or in any other form, any interest (including amounts deemed by law to be interest) in excess of the maximum rate of interest permitted by applicable law. If any amount due from or paid by Maker shall be determined by a court of competent jurisdiction to be interest in excess of such maximum rate, Maker shall not be obligated to pay such excess and, if paid, such excess shall be applied against the unpaid principal balance of this Note, or if and to the extent that this Note has been paid in full, such excess shall be remitted to Maker.

     If any amount required to be paid under this Note (including balloon payments and matured amounts), is not paid within five (5) days after the date it is due, then Maker shall pay a "late charge" equal to five percent (5%) of the amount which was due to compensate Payee for administrative expenses and other costs of the delinquency. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Payee.

     All payments on this Note shall be applied first to the payment of any costs, fees or other charges incurred in connection with the indebtedness evidenced hereby, next to the payment of accrued interest and then to the reduction of the principal balance.

     This Note is issued pursuant to that Loan Agreement (the "Loan Agreement") of even date herewith by and among Maker and Payee, and is secured by, among other things, all business assets of Maker. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Loan Agreement, unless the context dictates otherwise.

     Time is of the essence of this Note. At the option of Payee, the entire unpaid principal balance, all accrued and unpaid interest and all other amounts payable hereunder shall become immediately due and payable without notice upon the failure to pay any sum due and owing hereunder as provided herein if such failure continues for five (5) days after written notice thereof to Maker or upon the occurrence of any Event of Default.

     After maturity, including maturity upon acceleration, the unpaid principal balance, all accrued and unpaid interest and all other amounts payable hereunder shall bear interest at that rate that is ten percent (10%) above the rate that would otherwise be payable under the terms hereof. Maker shall pay all costs and expenses, including reasonable attorneys' fees and court costs, incurred in the collection or enforcement of all or any part of this Note. In the event of any court proceedings, court costs and attorneys' fees shall be set by the court and not by jury, shall be included in any judgment obtained by Payee, and shall be secured by the Loan Documents.

     Failure of Payee to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default or in the event of continuance of any existing default after demand for strict performance hereof.

     Maker, sureties, guarantors and endorsers hereof: (a) agree to be jointly and severally bound, (b) severally waive any homestead or exemption right against said debt, (c) severally waive demand, diligence, presentment for payment, protest and demand, and notice of extension, dishonor, protest, demand and nonpayment of this Note, except Maker does not waive any rights to notice prior to an acceleration, and (d) consent that Payee may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced by this Note, at the request of any other person primarily liable hereon, and such consent shall not alter nor diminish the liability of any person.

     This Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of Payee and their successors and assigns.

     All notices required or permitted in connection with this Note shall be given at the place and in the manner provided in the Loan Agreement for the giving of notices.

     This Note may be prepaid at any time without penalty.

     This Note shall be governed by and construed according to the laws of the State of Arizona.

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


     If a payment date falls on a Saturday, Sunday or a day that Payee's offices are closed for a holiday, the payment shall be deemed due on the next day which is not a Saturday, Sunday or a day that Payee's offices are closed for a holiday.

     IN WITNESS WHEREOF, these presents are executed as of the date first written above.



                                            HAMILTON AEROSPACE TECHNOLOGIES,
                                            INC., a Delaware corporation



                                            By:
                                               --------------------------------
                                            Name:
                                                 ------------------------------
                                            Title:
                                                  -----------------------------
                                                                          MAKER

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